EXHIBIT 99.1

Capstone Green Energy Announces Third Quarter Fiscal 2023 Financial Results

Third Quarter Revenues of $19.6M; Fiscal 2023 Year-to-Date Revenues up 9.5%, $59.0M Compared to $53.9M in Fiscal Year 2022

Third Quarter Net Loss is $5.2M; Adjusted EBITDA Loss of $1.7M Improved 43% Year-over-Year; Fiscal Year 2023 Year-to-Date Adjusted EBITDA Improved 57%

Rental units under contract increased 126% to 40 MW versus December 2021

LOS ANGELES, CA / BUSINESS WIRE / February 13, 2023 / Capstone Green Energy Corporation (NASDAQ: CGRN), announced its financial results for the third quarter ended December 31, 2022, as the Company continues to execute on its Energy-as-a-Service (EaaS) business plan.

"Revenue for the third quarter was $1.0 million less compared to the same period last year; however our year-to-date revenue is up 9.5%, when compared to the first nine months of the prior year. This revenue growth is largely attributed to our Energy as a Service (EaaS) business which continues to grow, despite a very tough supply chain environment. Although product shipments during the third quarter were challenged as we continue to battle supply chain disruptions and higher costs, I expect this will begin to be offset by our price increases implemented at the end of January,” said Darren Jamison, President, and Chief Executive Officer of Capstone Green Energy.

Third Quarter and Nine Months Fiscal 2023 Highlights:

◾	Revenues for the third quarter ending December 31, 2022, were $19.6 million, down 6% from $20.8 million in revenue during the second quarter ended September 30, 2022, and down 5% from $20.6 million in the year-ago third quarter.
◾	Revenues for the first nine months of fiscal 2023 totaled $59.0 million, up 9.5% from $53.9 million from the nine months of fiscal 2022.
◾	EaaS business (Factory Protection Plan (FPP) Service, Spare Parts and Rentals) revenues were up 18% for the nine months of fiscal 2023 mainly due to higher rental and FPP revenues.
◾	Gross margins for the third quarter ending December 31, 2022, were 14% compared to 11% in the second quarter ending September 30, 2022 and 11% in the year ago third quarter ended December 31, 2021. Gross margins increased primarily due to a greater proportion of revenue from the higher-margin rental fleet offsetting increased costs in the company's supply chain.
◾	Gross margins for the nine months of fiscal 2023 increased to 16% from 14% for the nine months of fiscal 2022, but were below Company expectations of 25% because of ongoing supply chain expenses, freight and expediting charges.
◾	Net loss was $5.2 million for the third quarter ending December 31, 2022, compared to a net loss of $5.1 million in the same quarter last year. Prior year net loss included a $2.6 million benefit from the Paycheck Protection Program loan forgiveness. Without such forgiveness, the net loss would have been $7.7 million. The improvement in the current quarter is mainly due to higher gross margin.
◾	Adjusted EBITDA for the third quarter ending December 31, 2022, improved 43% to negative $1.7 million from negative $3.0 million in the third quarter last year, primarily due to higher gross margin contribution from the EaaS business.
◾	Net loss was $12.2 million for nine months ending December 31, 2022, compared to a net loss of $13.3 million in the same period last year. Prior year net loss included a $2.6 million benefit from the Paycheck Protection Program loan forgiveness. Without such forgiveness, the net loss would have been $15.9 million.
◾	Adjusted EBITDA improved 57% to negative $3.5 million for nine months ended December 31, 2022, compared to negative $8.1 million for the same period last year driven by solid execution in our high-margin EaaS business and ongoing cost reduction efforts, offset by ongoing supply chain expenses, freight and expediting charges.
◾	EaaS long-term rental units and re-rental units under contract on December 31, 2022, totaled approximately 40 MW versus 17.7 MW on December 31, 2021, representing 126% growth year-over-year.
◾	The Company remains on track to reach its goal of 50 MW under contract by March 31, 2023.
◾	Gross product bookings for the third quarter ending December 31, 2022, were $6.9 million, down from $16.3 million in the previous quarter ended September 30, 2022, as bookings slowed in December.
◾	Total cash as of December 31, 2022, was $16.6 million, down from $23.8 million as of September 30, 2022. The decrease of $7.2 million was primarily related to the net loss and manufacturing of 4.6 MW of new rental assets for the growing EaaS rental fleet.
◾	Net cash used by operating activities was $4.9 million, primarily as a result of net loss funding and $1.7 million in cash used by working capital mainly due to the purchase of long lead-time inventory.
◾	The Company’s Days Sales Outstanding, or DSO, dropped from 85 days in the quarter ending September 30, 2022, to 66 days in the most recent quarter.
◾	To mitigate global supply chain shortages, parts price increases, and higher freight costs, the Company enacted an across-the-board product, spare parts, and FPP service contract price increase on January 30, 2023.

“We project a confluence of positive events over the next 12 months with new price increases taking effect, the Inflation Reduction Act (IRA) taking hold, and new markets like EV charging gaining increasing momentum. Our centerpiece will remain our EaaS rental business and the benefits it brings us including higher margins, predictable revenues, and consistent cash flow while transitioning us away from being only a manufacturing company. Our progress since implementing this major strategic shift is demonstrated in our results as we have effectively marched towards our goal of 50

MW. The numbers show our customers both need and want this solution and that we can provide it, solving both our customer’s needs and driving returns for our stockholders," continued Mr. Jamison.

"Our overall financial goals are unchanged, and we are focused on growing revenue and reaching positive Adjusted EBITDA on a sustainable basis. EaaS is a pivotal factor in achieving this goal in conjunction with our ongoing price increases and cost control initiatives. There are several drivers as we look ahead including the IRA (and similar global initiatives), leveraging Capstone’s Direct Sales organization, targeting large global customers, and growing our global Distribution network to reach more geographies,” concluded Mr. Jamison.

Conference Call Information

Capstone Green Energy will host a conference call today beginning at 1:45 p.m PT/4:45 p.m.ET to discuss the results for its third quarter fiscal year 2023 ended December 31, 2022 as well as key business highlights. Participants can access the live call via webcast as follows:

●	The live webcast of the call and supporting slide presentation will be available on the Investor Relations page of the company website www.capstonegreenenergy.com, or click here.

The replay of the conference call will be available via webcast on the Company’s Investor Relations page at www.capstonegreenenergy.com.

About Capstone Green Energy

Capstone Green Energy (NASDAQ: CGRN) is a leading provider of customized microgrid solutions and on-site energy technology systems focused on helping customers around the globe meet their environmental, energy savings, and resiliency goals. Capstone Green Energy focuses on four key business lines. Through its Energy as a Service (EaaS) business, it offers rental solutions utilizing its microturbine energy systems and battery storage systems, comprehensive Factory Protection Plan (FPP) service contracts that guarantee life-cycle costs, as well as aftermarket parts. Energy Generation Technologies (EGT) are driven by the Company's industry-leading, highly efficient, low-emission, resilient microturbine energy systems offering scalable solutions in addition to a broad range of customer-tailored solutions, including hybrid energy systems and larger frame industrial turbines. The Energy Storage Solutions (ESS) business line designs and installs microgrid storage systems creating customized solutions using a combination of battery technologies and monitoring software. Through Hydrogen & Sustainable Products (H2S), Capstone Green Energy offers customers a variety of hydrogen products, including the Company's microturbine energy systems.

To date, Capstone has shipped over 10,000 units to 83 countries and estimates that in FY22, it saved customers over $213 million in annual energy costs and approximately 388,000 tons of carbon. Total savings over the last four years are estimated to be approximately $911 million in energy savings and approximately 1,503,100 tons of carbon savings.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@CGRNenergy.com.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expectations relating to the Company’s efforts to increase margins, grow revenues and achieve and maintain profitability and other statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. The Company has tried to identify these forward-looking statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the ability of the Company to increase prices; continuing supply chain issues; the impact of inflation and other factors on the Company’s cost structure; the ongoing effects of the COVID-19 pandemic; the availability of credit and compliance with the agreements governing the Company's indebtedness; the Company's ability to develop new products, enhance existing products and grow its EaaS business; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the Company's ability to adequately protect its intellectual property rights; and the impact of pending or threatened litigation. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Financial Tables to Follow

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	December 31,	March 31,
	2022	2022
Assets
Current Assets:
Cash and cash equivalents	$16,618	$22,559
Accounts receivable, net of allowances of $1,013 at December 31, 2022 and $845 at March 31, 2022	15,119	24,665
Inventories, net	25,602	18,465
Prepaid expenses and other current assets	7,125	5,519
Total current assets	64,464	71,208
Property, plant, equipment and rental assets, net	25,906	18,038
Non-current portion of accounts receivable	107	1,212
Non-current portion of inventories	3,055	1,680
Other assets	11,334	8,635
Total assets	$104,866	$100,773
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$26,087	$25,130
Accrued salaries and wages	1,421	1,147
Accrued warranty reserve	1,540	1,483
Deferred revenue	9,699	9,185
Current portion of notes payable and lease obligations	2,201	675
Term note payable	50,974	—
Total current liabilities	91,922	37,620
Deferred revenue - non-current	817	981
Term note payable - non-current	—	50,949
Long-term portion of notes payable and lease obligations	11,036	5,809
Total liabilities	103,775	95,359
Commitments and contingencies (Note 14)
Stockholders’ Equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 51,500,000 shares authorized, 18,464,854 shares issued and 18,347,840 shares outstanding at December 31, 2022; 15,398,368 shares issued and 15,296,735 shares outstanding at March 31, 2022	18	15
Additional paid-in capital	954,982	946,969
Accumulated deficit	(951,770)	(939,482)
Treasury stock, at cost; 117,014 shares at December 31, 2022 and 101,633 shares at March 31, 2022	(2,139)	(2,088)
Total stockholders’ equity	1,091	5,414
Total liabilities and stockholders' equity	$104,866	$100,773

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue, net:
Product and accessories	$10,003	$12,329	$29,773	$29,183
Parts, service and rentals	9,603	8,280	29,260	24,704
Total revenue, net	19,606	20,609	59,033	53,887
Cost of goods sold:
Product and accessories	11,629	12,689	33,017	30,479
Parts, service and rentals	5,308	5,703	16,465	15,833
Total cost of goods sold	16,937	18,392	49,482	46,312
Gross profit	2,669	2,217	9,551	7,575
Operating expenses:
Research and development	634	767	1,726	2,637
Selling, general and administrative	5,397	5,293	15,423	17,055
Total operating expenses	6,031	6,060	17,149	19,692
Loss from operations	(3,362)	(3,843)	(7,598)	(12,117)
Other income (expense)	5	(21)	(43)	639
Interest income	43	5	74	16
Interest expense	(1,900)	(1,287)	(4,618)	(3,800)
Gain (loss) on debt extinguishment	—	—	—	1,950
Loss before provision for income taxes	(5,214)	(5,146)	(12,185)	(13,312)
Provision for income taxes	—	—	6	10
Net loss	(5,214)	(5,146)	(12,191)	(13,322)
Less: Deemed dividend on purchase warrant for common shares	—	—	97	—
Net loss attributable to common stockholders	$(5,214)	$(5,146)	$(12,288)	$(13,322)

Net loss per common share attributable to common stockholders—basic and diluted	$(0.28)	$(0.34)	$(0.73)	$(0.92)
Weighted average shares used to calculate basic and diluted net loss per common share attributable to common stockholders	18,351	15,236	16,824	14,548

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	December 31,		December 31,
	2022	2021	2022	2021
Net loss, as reported	$(5,214)	$(5,146)	$(12,191)	$(13,322)
Interest expense	1,900	1,287	4,618	3,800
Provision for income taxes	—	—	6	10
Depreciation and amortization	852	493	2,378	1,337
EBITDA	$(2,462)	$(3,366)	$(5,189)	$(8,175)

Loss (gain) on debt extinguishment	—	—	—	(1,950)
Additional PPP Loan forgiveness	—	—	—	(660)
Stock-based compensation and other expense	232	335	617	1,985
Debt compliance costs/legal settlements	499	—	1,089	750
Adjusted EBITDA	$(1,731)	$(3,031)	$(3,483)	$(8,050)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon this metric. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the company’s economic performance year-over-year.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before gain on debt extinguishment, additional PPP loan forgiveness, stock-based compensation, consulting and legal expenses related to compliance with debt covenants, and legal settlements. Gain on debt extinguishment and additional PPP loan forgiveness relates to the Paycheck Protection Program loan forgiveness. Stock-based compensation and other expense includes expense related to stock issued to employees, directors, vendors, and for extraordinary, non-recurring expenses.

Adjusted EBITDA is not a measure of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this measure. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com

SOURCE: Capstone Green Energy Corporation